Exhibit 3.3

CERTIFICATE OF CORRECTION
TO THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN MEDICAL TECHNOLOGIES, INC.

American Medical Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.  The name of the corporation is American Medical Technologies, Inc.

2.  A Second Restated Certificate of Incorporation of American Medical Technologies, Inc. was filed by the Secretary of the State of Delaware on September 30, 2002, and said Second Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware.

3.  The inaccuracy or defect in said filing was that the amendment to Article Fourth of the Certificate of Incorporation was not approved by a vote of shareholders of the corporation.  Therefore, the filing of the Second Restated Certificate of Incorporation should be rendered null and void.

IN WITNESS WHEREOF, the undersigned corporation has executed this Certificate of Correction to the Second Restated Certificate of Incorporation, this 10th day of January, 2003.

American Medical Technologies, Inc.

By:	/s/ Roger Dartt
Roger Dartt, President